Exhibit 10.6
SECOND AMENDMENT
This SECOND AMENDMENT (this “Amendment”) is dated for reference purposes only as of July 24, 2020 (the “Effective Date”) and is entered into by and between 6200 STONERIDGE MALL ROAD INVESTORS LLC, a Delaware limited liability company (“Landlord”) and 10X GENOMICS, INC., a Delaware corporation (“Tenant”).
RECITALS
A. Landlord and Tenant are parties to that certain Lease Agreement dated August 2, 2018 (the “Original Lease”), as amended by that certain First Amendment dated May 20, 2019 (the “First Amendment”), pursuant to which Tenant leases that certain premises containing an aggregate of One Hundred Fifty Thousand One Hundred Fifty-One (150,151) rentable square feet within the building known as 6230 Stoneridge Mall Road, Pleasanton, California 94588 (the “Premises”). The Original Lease as amended by that certain First Amendment shall collectively be referred to herein as the “Existing Lease”).
B.Tenant has direct control over the hours of operation, and use of, the Building’s mechanical systems, including the HVAC systems servicing the Premises.
C. Landlord and Tenant have agreed to amend the Existing Lease, effective as of January 1, 2020, to reduce the Base Rent payable by Tenant in the amount of $0.04/month/rentable square foot in order to back out a “base year” amount of certain utilities described below and to provide that Tenant shall be responsible for the cost of such utilities on a “net” basis.
AGREEMENT
Now Therefore, in consideration of the agreements of Landlord and Tenant herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
1.RECITALS
Landlord and Tenant agree the above recitals are true and correct and are hereby incorporated herein as though set forth in full.
2.DEFINITIONS
As of the date hereof, unless context clearly indicates otherwise, all references to "the Lease" or "this Lease" in the Lease or in this Amendment shall be deemed to refer to the Lease, as amended by this Amendment. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Lease unless context clearly indicates otherwise.

3.BASE RENT
Effective retroactively to January 1, 2020, the schedule of Base Rent payable by Tenant is hereby revised as follows:

Period†	Rentable Sq. Ft.	Monthly Base Rate	Monthly Base Rent
1/1/20 – 3/31/20	119,129	$2.94	$350,239.26
4/1/20 - 11/30/20	119,129	$3.04	$362,152.16
12/1/20 - 3/31/21	150,151	$3.04	$456,459.04
4/1/21 - 3/31/22	150,151	$3.13	$469,972.63
4/1/22 - 3/31/23	150,151	$3.24	$486,489.24
4/1/23 - 3/31/24	150,151	$3.34	$501,504.34
4/1/24 - 3/31/25	150,151	$3.45	$518,020.95
4/1/25 - 3/31/26	150,151	$3.56	$534,537.56
4/1/26 - 3/31/27	150,151	$3.68	$552,555.68
4/1/27 - 3/31/28	150,151	$3.79	$569,072.29
4/1/28 - 3/31/29	150,151	$3.92	$588,591.92
4/1/29 - 9/30/29	150,151	$4.04	$606,610.04

4.ADDITIONAL RENT
With respect to the Base Year, and any subsequent Computation Year, Utility Expenses (as defined in Section 4(b)) shall not include the cost of any water, sewer use, sewer discharge fees, gas, electricity supplied to the Premises, or any other utilities that are supplied to the Premises and consumed by Tenant (and shall only include such costs as they relate to the Common Areas of the Project).
5.UTILITIES
Effective retroactively to January 1, 2020, Tenant shall be responsible for the cost of all water, sewer use, sewer discharge fees, gas, electricity supplied to the Premises, and any other utilities that are supplied to the Premises and consumed by Tenant. In the event any such building utilities or costs are not directly billed to Tenant, then Tenant shall pay to Landlord as Additional Rent and within thirty (30) days of being billed therefor, for all such actual costs at the rates charged for such services to the Building by the municipality or the local public utility.

6.RECONCILIATION
In satisfaction of the reconciliation of (i) previous payments by Tenant of Base Rent and Utility Expenses in excess of the amounts due under Sections 3 and 4 through June, 2020, and (ii) utility costs previously paid by Landlord and that are payable by Tenant in accordance with Section 5 of this Amendment through May, 2020, Tenant is owed a credit of $987.45. Such credit shall be applied against the utility costs payable by Tenant in accordance with Section 5 of this Amendment for the month of June, 2020, once such amounts are determined.
7.GENERAL PROVISIONS
(a)Ratification and Entire Agreement. Except as expressly amended by this Amendment, the Lease shall remain unmodified and in full force and effect. As modified by this Amendment, the Lease is hereby ratified and confirmed in all respects. In the event of any inconsistencies between the terms of this Amendment and the Lease, the terms of this Amendment shall prevail. The Lease as amended by this Amendment constitutes the entire understanding and agreement of Landlord and Tenant with respect to the subject matter hereof, and all prior agreements, representations, and understandings between Landlord and Tenant with respect to the subject matter hereof, whether oral or written, are or should be deemed to be null and void, all of the foregoing having been merged into this Amendment. Landlord and Tenant do each hereby acknowledge that it and/or its counsel have reviewed and revised this Amendment, and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Amendment. This Amendment may be amended or modified only by an instrument in writing signed by each of the Landlord and Tenant.
(b)Brokerage. Landlord and Tenant do each hereby represent and warrant to the other that such representing party has not retained the services of any real estate broker, finder or any other person whose services would form the basis for any claim for any commission or fee in connection with this Amendment or the transactions contemplated hereby. Landlord and Tenant do each hereby agree to save, defend, indemnify and hold the other party free and harmless from all losses, liabilities, damages, and costs and expenses arising from any breach of its warranty and representation as set forth in the preceding sentence, including the other party’s reasonable attorneys’ fees.
(c)Authority; Applicable Law; Successors Bound. Landlord and Tenant do each hereby represent and warrant to the other that this Amendment has been duly authorized by all necessary action on the part of such party and that such party has full power and authority to execute, deliver and perform its obligations under this Amendment. Landlord further represents that the execution and delivery of this Amendment does not require the consent of any lender to the Building, or if such consent is required, the same has been duly obtained or waived by such lender. This Amendment shall be governed by and construed under the laws of the State of California, without giving effect to any principles of conflicts of law that would result in the application of the laws of any other jurisdiction. This Amendment shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and permitted assigns with respect to the Lease.
(d)Counterparts. This Amendment may be executed in counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument.
Remainder of Page Intentionally Blank

In WITNESS WHEREOF, Landlord and Tenant have executed this Amendment as of the date first above written.

LANDLORD:
6200 STONERIDGE MALL ROAD INVESTORS, LLC, a Delaware limited liability company
By: TPF Equity REIT Operating Partnership LP, a Delaware limited partnership, its sole member
By: TPF Equity REIT Operating Partnership GP LLC, a Delaware limited liability company, its general partner

               By: /s/ Scott Mullen
               Name: Scott Mullen
               Title: Director

TENANT:	10X GENOMICS, INC., a Delaware corporation By: /s/ Serge Saxonov Name: Serge Saxonov Title: Chief Executive Officer